Exhibit 16

September 3, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	NetREIT SEC File No. 000-53673

Ladies and Gentlemen:

On August 28, 2009, we were informed that we were dismissed as the independent registered public accountants for NetREIT. We have read Item 4.01 of the Form 8-K dated August 28, 2009 being filed by NetREIT and are in agreement with the statements contained in the first, second, fourth, fifth and sixth paragraphs of part (a) related to our firm. We have no basis to agree or disagree with the other statements made therein.

/s/ J.H. Cohn LLP

San Diego, California